EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (333-104182) and related prospectus of Advanced Neuromodulation Systems, Inc. for the registration of 75,000 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2003, with respect to the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 22, 2003